Exhibit 99.1

FOR IMMEDIATE RELEASE

MQ ASSOCIATES, INC. AND MEDQUEST, INC. ANNOUNCE EXTENSION OF CONSENT SOLICITATIONS

Alpharetta, Georgia, September 6, 2005 – MQ Associates, Inc. (“MQ Associates”) and MedQuest, Inc. (“MedQuest” and, together with MQ Associates, the “Company”) today announced that they are each extending the expiration date for the previously announced consent solicitations to seek certain amendments to (i) the outstanding 12 1/4% Senior Discount Notes due 2012 of MQ Associates (the “12 1/4% Notes”) and the related indenture dated as of August 24, 2004, and (ii) the outstanding 11 7/8% Senior Subordinated Notes due 2012 (the “11 7/8% Notes” and, together with the 12 1/4% Notes, the “Notes”) of MedQuest and the related indenture dated as of August 15, 2002.

The consent solicitations by the Company, each previously scheduled to expire at 1:00 p.m., New York City time, on September 6, 2005, will now expire at 1:00 p.m., New York City time, on Wednesday, September 7, 2005, unless further extended.

The Company has been advised by Global Bondholder Services Corporation, the tabulation agent for the consent solicitations, that, as of 5:00 p.m., New York City Time, on September 2, 2005, valid consents have been received from holders of approximately $135.8 million in aggregate principal amount at maturity of the 12 1/4% Notes, and $179.2 million in aggregate principal amount of the 11 7/8% Notes.

The Company has retained Global Bondholder Services Corporation to serve as the tabulation agent and information agent.

Copies of the consent solicitation statement and related documents may be obtained at no charge by contacting the information agent by telephone at (866) 952-2200 (toll–free) or (212) 430-3774, or in writing at 65 Broadway – Suite 704, New York, NY 10006, Attention: Corporate Actions.  Questions regarding the consent solicitations may be directed to the information agent at the same telephone numbers and address.

This announcement is not a solicitation of consents with respect to any Notes.  The solicitations are being made solely by the consent solicitation statement.  The consent solicitations are not being made to, nor will letters of consent and release be accepted from or on behalf of, holders in any jurisdiction in which the making of the consent solicitations or the acceptance of such letters of consent and release would not be in compliance with the laws of such jurisdiction.

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ABOUT MQ ASSOCIATES, INC. AND MEDQUEST, INC.  –  MQ Associates is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest.  MedQuest is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound and mammography.  As of June 30, 2005, MedQuest operated a network of ninety-six centers in thirteen states located primarily throughout the southeastern and southwestern United States.

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This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding the Company’s future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions.  The Company can give no assurance that such forward-looking statements will prove to be correct.  Among the most important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the results of the previously announced consent solicitations, the results of the previously announced investigation by the U.S. Attorney’s Office, the previously announced inquiry by the Securities and Exchange Commission (the “SEC”) or any other future action taken by the SEC or the U.S. Attorney’s Office, uncertainty concerning the amount and timing of patient receivable and other writedowns, the ultimate findings of the Audit Committee’s review (including any new information or additional issues that may arise during the course of such review), the ability of the Company to negotiate additional extensions of the restated limited waiver and/or obtain a permanent waiver under, and amendment to, the senior credit facility, the reaction of the Company’s other creditors, customers and suppliers to the matters discussed in this report, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for the Company’s services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect the Company’s ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in its Registration Statement on Form S-4 declared effective on October 14, 2004 as well as other periodic reports filed with the SEC.

Contact:	John Haggerty
Interim Chief Financial Officer
MQ Associates, Inc.
4300 North Point Parkway
Alpharetta, Georgia 30022
(770) 300-0101